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                                 EXHIBIT (d)(11)
                    AMENDMENT TO THE SEPARATE ACCOUNT SECTION
                    FOR VARIABLE SINGLE PREMIUM LIFE POLICIES

    As of the Policy Date, the first two paragraphs of Section 4 THE SEPARATE ACCOUNT, the first paragraph of Section 5.1 ALLOCATION OF NET PREMIUM AND DIVIDENDS and the first paragraph of Section 5.2 TRANSFER OF ASSETS are amended to read as follows:

SECTION 4 THE SEPARATE ACCOUNT

    The Northwestern Mutual Variable Life Account (the Separate Account) has been established by the Company pursuant to Wisconsin law, and is registered as a unit investment trust under the Investment Company Act of 1940.

    The Separate Account has nine Divisions - Select Bond Division, International Equity Division, Money Market Division, Balanced Division, Index 500 Stock Division, Aggressive Growth Stock Division, High Yield Bond Division, Growth Stock Division, and Growth and Income Stock Division. Assets of the Separate Account are invested in shares of Northwestern Mutual Series Fund, Inc. (the Fund). The Fund is registered under the Investment Company Act of 1940 as an open-end, diversified investment company. The Fund has nine Portfolios -- Select Bond Portfolio, International Equity Portfolio, Money Market Portfolio, Balanced Portfolio, Index 500 Stock Portfolio, Aggressive Growth Stock Portfolio, High Yield Bond Portfolio, Growth Stock Portfolio, and Growth and Income Stock Portfolio. Assets of each Division of the Separate Account are invested in shares of the corresponding Portfolio of the Fund. Shares of the Fund are purchased for the Separate Account at their net asset value. The Company may make available additional Divisions and Portfolios. At any time, the assets supporting this policy may be allocated among not more than six of the Divisions of the Separate Account.

4.1 ALLOCATION OF NET PREMIUM AND DIVIDENDS

    The net premium paid for this policy will be allocated as shown on page 3. This allocation will also apply to dividends used to purchase variable benefit paid-up additions, unless the allocation is changed by the Owner. Allocations must be in whole percentages and are limited to six of the Divisions. If a Division is to receive any allocations, the allocations must be at least 10% of the dividend.

4.2 TRANSFER OF ASSETS

    The Owner may transfer the assets (other than policy debt) supporting this policy into any of the Divisions, as long as these assets, following the transfer, are allocated among not more than six of the Divisions. Transfers may be made as often as four times in a policy year.

                                             JOHN M. BREMER
                                             -----------------------------------
                                             John M. Bremer, Secretary

                                             THE NORTHWESTERN MUTUAL
                                             LIFE INSURANCE COMPANY